EXHIBIT 10.1

STRATEGIC ALLIANCE
MEMORANDUM OF UNDERSTANDING
BETWEEN COLLECTIBLE CONCEPTS GROUP, INC. AND WI-FI TV INC.

This Agreement is made on the 19th day of May, 2006 by and between Collectible Concepts Group, Inc. (“CCGI”) having its principal offices at 1600 Lower State Road, Doylestown, PA 18901 and WI-FI TV, Inc. (WIFI) with principal offices at 3408 Via Oporto, Suite 202, Newport Beach, CA 92663, (collectively the “Parties”).

WHEREAS:  CCGI desires to make certain of its products (the “Products”) available for online sale through www.Wi-FiTV.com, WIFI’s global distribution platform (the “Platform”).

And

WHEREAS:  WIFI desires to sell certain CCGI Products through its global distribution Platform

And

WHEREAS:  The parties mutually desire to air certain sports film content (“Content”) from the CCGI sports film library (the “Library”) for pay-per-view sale on the Platform.

THEREFORE: The parties hereinafter agree to the following as a basis for a strategic alliance (the “Alliance”):

1.0	RESPONSIBILITIES OF WIFI:

1.1	WIFI shall create a Collectible category page for CCGI Products and Content and will include portions of the Products and Content on the WIFI Sports and other WIFI Category pages on the Platform.

1.2
WIFI shall create a Collectible Concepts channel which will feature, initially, a single program which will be changed on a regular basis. Later this may become a channel with an entire 24/7 schedule of shows.

1.3	WIFI shall place banner ads, at its discretion, throughout its web site promoting the sale of the CCGI Products and Content.

1.4	WIFI shall work in unison with CCGI on mutually approved press releases to promote the joint offerings contemplated in this Agreement.

1.5	WIFI shall work with CCGI on an online web cast that introduces the relationship between the two companies and the Products and Content available.

1.6	WIFI shall have permission to place any CCGI Products and Content in one or more eBay shopping sites, at no cost, funds or fees to CCGI. Any such additional costs shall be paid by WIFI.

1.7
WIFI shall appoint Lisa Pahl, or such other person as WIFI may elect, as project manager (the “WIFI PM”) for the CCGI alliance. The WIFI PM shall be responsible for insuring that all issues of product and content integration and order fulfillment are resolved to the mutual satisfaction of the Parties.

1.8	The Parties shall conduct a conference call once each month to evaluate and assess the progress and success of the Alliance and to explore new ideas to further the Alliance.

2.0	RESPONSIBILITIES OF CCGI

2.1
CCGI shall make available all of its collectibles which it sells over the Internet for inclusion in the CCGI themed portion of the WIFI Shopping Cart. These consist of such items as officially licensed products for the NFL, NHL, NBA, Shaq, L.A. Lakers, Denver Nuggets, Miami Heat, Boston Celtics, Atlanta Hawks, Chicago Bulls, U.S. Army, U.S. Navy, U.S. Marine Corps, U.S. Coast Guard U.S. Air Force, and others as well as Bandsigns and other custom products.

2.2
CCGI will make available special sales packages (“WIFI Packages”) consisting of selected collectible items. The WIFI Packages will be made available for exclusive sale by WIFI on the Platform The WIFI Packages shall not be available for sale on any other source or web site on the Internet.

2.3
CCGI shall fulfill orders placed on the Platform normally within 48 hours and handle customer service pertaining to the orders. The Parties shall monitor charge-backs, returns, and out of stock items for a period of ninety days after which period a mutually satisfactory procedure for handling such items shall be implemented by the Parties. CCGI has provided to WIFI descriptions, graphics, and prices for certain items intended to be made available on the Platform and WIFI shall post such items in its Platform Shopping Cart at the earliest possible date.

2.4
CCGI shall make available exclusively to WIFI certain segments of its Library which shall include selected NFL highlights, World Series baseball games, sports documentaries, sports reels, boxing, wrestling, sports shows, newsreels, Indianapolis 500 and other car racing, bowling, classic movies, cartoons, and other selected filmed content (the “Content”). CCGI shall provide the Content to WIFI as Windows Media files for streaming and downloading. WIFI will make the Content available “On Demand” for its members.

2.5
Effective with the execution of this Agreement, CCGI shall provide WIFI a minimum of ten hours of Content, in the Windows Media file format, per week until all of the Content agreed to be placed on the Platform has been delivered. WIFI shall add all Content to its Platform within one week of its receipt.

3.0	REVENUE SHARING

3.1
WIFI will pay Collectible Concepts 50% of any pay-per-view fees it charges its members to view Content and 50% of its share of any advertising revenue it obtains for video ads placed at the start of the programs in which the Content is aired. WIFI shall remit any and all monies due to CCGI within ten (10) of the close of each calendar month. WIFI will consult with CCGI regarding the pay-per-view and pay-per-click (or other) fees it charges customers for access to the CCGI Library.

3.2
WIFI will collect payments made for CCGI purchased on the Platform through PayPal (and may add other payment solutions) and electronically distribute an amount equal to fifty percent (50%) of the sale price of each Product plus shipping and handling. Product prices and shipping and handling charges shall be provided to WIFI by CCGI.

3.3	Governing Law.
This Agreement is made in accordance with and shall be governed and construed under the laws of the State of New York; provided that to the extent that any Exhibit hereto contains its own choice of law provision, the terms of that choice of law provision shall govern and prevail over this provision with respect to any dispute under the Exhibit in question.

3.4
Dispute Resolution. If a dispute arises between the Parties arising out of or in relation to this Agreement, the Parties shall use all reasonable efforts to resolve the dispute through good faith discussions. The senior management of each of the Parties commits itself to respond promptly to any and all such disputes. In the event that the Parties are unable, after exerting all reasonable efforts, to resolve the said dispute(s), the said dispute(s) shall be finally settled through binding arbitration on the following basis:

(a) The arbitration shall be conducted by a panel of three (3) arbitrators under the Arbitration Rules of the American Arbitration Association then in force, by which CCGI and WIFI agrees to be bound. Within thirty (30) days after notice of arbitration has been given, each of the Parties shall appoint one (1) arbitrator. The arbitrators appointed by the Parties shall then appoint an additional arbitrator, who shall serve as the presiding arbitrator.

(b) If demand for arbitration is made the place of arbitration shall be New York, New York, U.S.A

(c) The arbitral award shall be rendered in writing, shall state the reasons for the award, and shall be final and binding upon the Parties. In no event shall the arbitral award include a sum for punitive damages.

(d) Judgment upon any award may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement.

(e) Each of the Parties shall bear its own expenses and attorneys' fees in connection with the arbitration.

4.0
Term of Agreement This Agreement shall become effective on the date first signed above and continue in full force and effect for a period of twelve months and shall renew for additional twelve month periods unless earlier terminated in accordance with section 5.0 herein.

5.0	Termination. This Agreement may be terminated in writing by either Party in the event of the occurrence of any one or more of the following:

(a) any party fails to perform any material obligation of this Agreement or any of the agreements attached as an Exhibit to this Agreement and such default is not cured within ninety (90)days after written notice of the default made by the other Party;

(b) CCGI or WIFI shall be dissolved or liquidated due to adverse financial conditions, be declared bankrupt or insolvent, or becomes a party for more than ninety (90) days to proceedings or arrangements involving liquidation, receivership, reorganization or the settlement of its debts, except for any action instituted by the other Party, and the non-affected Party gives written notice to such Party that it wishes to terminate this Agreement. A Party subject to any of the events described herein shall promptly notify the other Party of its occurrence in writing;

(c) mutual consultation between the Parties in accordance with Section 3.4 hereof fails to resolve the matter(s) being negotiated within the period specified therein;

6.0
Entire Agreement. This Agreement, together with all the Exhibits attached hereto and incorporated herein by reference, constitutes the entire, final, complete and exclusive agreement between the parties hereto and supersedes all previous agreements, communications and/or representations, written or oral, with respect to the subject matter hereof.

7.0
Force Majeure. Neither Shareholder shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed because rendered impractical or impossible due to circumstances beyond its reasonable control, provided that the party experiencing the delay promptly notifies the other of the delay.

8.0	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.0	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.0
Parties Advised by Counsel - No Interpretation Against Drafter. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each Shareholder has been represented by legal counsel. Accordingly, any rule of law or any statute, law, ordinance, or common law principles or other authority of any jurisdiction of similar effect, or legal decision that would require interpretation of any ambiguities in this Agreement against the party who has drafted it is not applicable and is hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the Shareholders, and this Agreement shall not be interpreted or construed against any party to this Agreement because that party or any attorney or representative for that party drafted this Agreement or participated in the drafting of this Agreement.

IN WITNESS WHEREOF, CCGI and WIFI have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

/s/ Paul Lipschutz

Paul Lipschutz, President
Collectible Concepts Group, Inc.

Date: 5-19-06

/s/ Alex Kanakaris

Alex Kanakaris, Chairman
Wi-Fi TV, Inc.

Date: 5-19-06